Prudential Series Fund
For the period ended 6/30/08
File number 811-03623


                          SUB-ITEM 77C

       Submission of Matters to a Vote of Security Holders


A Special Meeting of Shareholders of the indicated Portfolios of The Prudential Series Fund was held on June 23, 2008. At the
Meeting held on June 23, 2008, Shareholders approved the following proposal:

To approve a subadvisory agreement between Prudential Investments
LLC and Quantitative Management Associates LLC, Prudential
Investment Management, Inc. and Jennison Associates LLC.

The result of the proxy solicitation on the preceding matter was as follows:

Diversified Conservative Growth Portfolio:

Affirmative:  18,900,932.737
Against:  670,976.843
Abstain:  1,174,483.696

Global Portfolio:

Affirmative:  66,591,238.359
Against:  3,124,388.715
Abstain:  3,680,048.764

SP Aggressive Growth Asset Allocation Portfolio:

Affirmative:  33,015,430.216
Against:  1,010,545.712
Abstain:  2,718,668.684

SP Growth Asset Allocation Portfolio:

Affirmative:  191,735,453.228
Against:  7,586,911.774
Abstain:  9,654,737.148

SP Balanced Asset Allocation Portfolio:

Affirmative:  205,082,987.143
Against:  7,082,612.219
Abstain:  13,084,664.818

SP Conservative Asset Allocation Portfolio:

Affirmative:  89,761,468.892
Against:  3,313,908.577
Abstain:  7,118,447.457